EXHIBIT 99.1

EXCERPTS FROM REGISTRATION STATEMENT

Overview of MGP

Following the completion of this offering, we expect to be one of the leading publicly traded REITs engaged in the acquisition, ownership and leasing of large-scale destination entertainment and leisure resorts, whose diverse amenities include casino gaming, hotel, convention, dining, entertainment and retail offerings. In connection with this offering, we will acquire from MGM nine premier destination resorts in Las Vegas and elsewhere across the United States and one dining and entertainment complex expected to open in April 2016. As of December 31, 2015, these properties collectively comprise 24,466 hotel rooms, approximately 2.5 million convention square footage, over 100 retail outlets, over 200 food and beverage outlets and approximately 20 entertainment venues. As a growth-oriented public real estate entity, we expect our relationship with MGM will attractively position us for the acquisition of additional properties across the entertainment, hospitality and leisure industries that MGM may develop in the future.

We will be organized in an umbrella partnership REIT (commonly referred to as an “UPREIT”) structure in which we will own substantially all of our assets and conduct substantially all of our business through our Operating Partnership subsidiary, which will be owned by us and certain other subsidiaries of MGM and whose general partner will be one of our subsidiaries. We will initially generate all of our revenue by leasing all ten of our assets to a subsidiary of MGM (the “Tenant”) pursuant to a long-term triple-net master lease agreement (the “Master Lease”). During our first year of operation, our Tenant will be obligated to pay us $550.0 million of rent under the Master Lease. The Tenant’s performance and payments under the Master Lease will be guaranteed by MGM. MGM will continue to hold a controlling interest in us following the completion of this offering through its ownership of our Class B share, but will not hold any of our Class A shares. Certain of MGM’s operating and other subsidiaries will also directly hold a majority economic interest in, and will participate in distributions made by, the Operating Partnership through their ownership of approximately             % of the partnership units of the Operating Partnership (“Operating Partnership Units”). See “—Our Formation and Organizational Structure.” The Class B share structure was put in place to align MGM’s voting rights in us with its economic interest in the Operating Partnership. As further described below, MGM will no longer be entitled to any voting rights if MGM and its controlled affiliates’ (excluding us and our subsidiaries) aggregate beneficial ownership of the combined economic interests in us and the Operating Partnership falls below 30%. Our initial ten assets represent a core component of MGM’s existing domestic asset base, accounting for approximately 57% of MGM’s wholly owned domestic Adjusted Property EBITDA for the year ended December 31, 2015, which we believe strongly aligns MGM’s incentives with ours. We believe MGM’s economic interest in our Operating Partnership subsidiary and the large proportion of MGM’s current real estate portfolio that will be owned by us after this offering will provide added stability to our ongoing financial performance as well as position us favorably for future potential acquisitions.

Our initial portfolio will consist of nine premier destination resorts operated by MGM, including properties that we believe are among the world’s finest casino resorts, and The Park in Las Vegas (collectively, the “Properties”) with gross book value including land, buildings and improvements to be contributed to us in connection with this offering of $10.0 billion as of December 31, 2015. The Properties will include six large-scale entertainment and gaming-related properties located on the Las Vegas Strip (the “Strip”): Mandalay Bay, The

Mirage, Monte Carlo, New York-New York, Luxor and Excalibur, and The Park, a dining and entertainment complex located between New York-New York and Monte Carlo which is expected to open in April 2016. Outside of Las Vegas, we will also own three market-leading casino resort properties: MGM Grand Detroit in Detroit, Michigan and Beau Rivage and Gold Strike Tunica, both of which are located in Mississippi. In the future, we plan to explore opportunities to expand by acquiring similar properties as well as strategically targeting a broader universe of real estate assets within the entertainment, hospitality and leisure industries.

Our Properties include a total of 24,466 hotel rooms as of December 31, 2015, which will make us among the five largest publicly traded REITs by number of owned hotel rooms in the United States. Further, we own one of the largest portfolios of properties in terms of total number of hotel rooms and convention square footage on the Strip with approximately 24% of the hotel rooms and approximately 35% of the privately owned convention and meeting space on the Strip as of December 31, 2015. These amenities are concentrated in a largely contiguous campus in the heart of Las Vegas, one of the largest convention markets in the United States and a premier travel destination that received a record 42.3 million visitors in 2015. In addition, under the operation of MGM, our Properties have consistently won numerous awards, including multiple AAA Four Diamond designations for Mandalay Bay, The Mirage, MGM Grand Detroit and Beau Rivage, and a Four Star designation from Forbes Travel Guide for MGM Grand Detroit.

Overview of MGM

The Tenant will be a wholly owned subsidiary of MGM, and MGM will guarantee the Tenant’s performance and payments under the Master Lease. MGM formed the REIT in order to optimize MGM’s real estate holdings and establish a growth-oriented public real estate entity that will benefit from its relationship with MGM and is expected to generate reliable and growing quarterly cash distributions on a tax-efficient basis. MGM is a premier operator of a portfolio of well-known destination resort brands, with Adjusted EBITDA of $2.2 billion, net revenues of $9.2 billion and consolidated net loss of $1.0 billion for the year ended December 31, 2015. MGM is one of the world’s largest destination entertainment and leisure resort operators, with a market capitalization of more than $12 billion and an enterprise value (defined as the sum of market capitalization, noncontrolling interests, and long term debt less cash and cash equivalents) of more than $26 billion as of December 31, 2015.

MGM has significant holdings in gaming, hospitality and entertainment with current ownership or operating interests in a high quality portfolio of casino resorts with approximately 50,000 hotel rooms, 25,000 slot machines and 1,800 table games on a combined basis, including our Properties, MGM Macau and MGM’s unconsolidated affiliates. MGM owns a 51% interest in MGM China Holdings Limited (“MGM China”), a publicly traded company listed on the Hong Kong Stock Exchange, which owns the MGM Macau resort and casino and is developing MGM Cotai, which is anticipated to open at the end of the first quarter of 2017. MGM is also currently in the process of developing MGM National Harbor in Maryland, which is expected to be completed in the fourth quarter of 2016, and MGM Springfield in Massachusetts, which is expected to be completed in late 2018.

MGM’s revenues are diversified across geographies, customers and business lines, with 59% of MGM’s net revenues from domestic resorts in 2015 attributable to its non-gaming operations, including hotel, food and beverage, entertainment and other amenities. MGM owns a premium portfolio of destination entertainment and leisure resorts and continually reinvests in its properties to maintain its competitive advantage through newly remodeled hotel rooms, convention space expansions, restaurants, entertainment and nightlife offerings, as well as other new features and amenities. Since the beginning of 2010, MGM has reinvested $924 million in total capital expenditures into our Properties (including capital expenditures on assets related to the Properties but which are not part of the Properties being contributed to us). Nearly all MGM-managed properties are connected through the M Life customer loyalty program, a broad-based program recognizing and rewarding customer loyalty and spending, which MGM believes fosters long-term customer relationships and drives visitation across properties.

2015 Consolidated MGM Resorts Revenue by Geography(1)	2015 MGM Resorts Wholly Owned Domestic Revenue by Business Line

(1)	Excludes management and other operations and properties sold during 2015.

Overview of Management and Governance

We have a dedicated, experienced management team with extensive experience in the gaming, lodging and leisure industry, and who will receive incentive-based equity compensation linked to the performance of our company. Our Chief Executive Officer, James C. Stewart, and Chief Financial Officer, Andy H. Chien, are both industry veterans with approximately 30 years of combined experience in the real estate and leisure sectors and bring significant strategic acquisition expertise which we believe will help drive future growth and diversification. This leadership team will be bolstered by a board of directors that will include “independent directors” as of the closing of this offering.

Our operating agreement will provide that whenever a potential conflict of interest exists or arises between MGM or any of its affiliates (other than the Company and its subsidiaries), on the one hand, and the Company or any of its subsidiaries, on the other hand, any resolution or course of action by our board of directors in respect of such conflict of interest shall be conclusively deemed to be fair and reasonable to the Company if it is (i) approved by a majority of a conflicts committee which consists solely of “independent” directors (which we refer to as “Special Approval”) (such independence determined in accordance with the NYSE’s listing standards, the standards established by the Securities Exchange Act of 1934 to serve on an audit committee of a board of directors and certain additional independence requirements in our operating agreement), (ii) determined by our board of directors to be fair and reasonable to the Company or (iii) approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares (excluding voting shares owned by MGM and its affiliates); provided, however, that our operating agreement will provide that any transaction, individually or in the aggregate, over $25.0 million between MGM or any of its affiliates (other than the Company and its subsidiaries), on the one hand, and the Company or any of its subsidiaries, on the other hand (any such transaction, a “Threshold Transaction”), shall be permitted only if (i) Special Approval is obtained or (ii) such transaction is approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares (excluding voting shares owned by MGM and its affiliates). See “—Conflicts of Interest” and “—No Fiduciary Duties” below.

Overview of the Master Lease

The Master Lease has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. The Master Lease provides that any extension of its term must apply to all of the Properties under the Master Lease at the time of the extension. The Master Lease has a triple-net structure, which requires the Tenant to pay substantially all costs associated with each Property, including real estate taxes, insurance, utilities and routine maintenance, in addition to the base rent, ensuring that the cash flows associated with our Master Lease will remain relatively predictable for the duration of its term. Additionally, the Master Lease provides us with a right of first offer with respect to MGM’s development properties located in National Harbor, Maryland and Springfield, Massachusetts, which we may exercise should MGM elect to sell these properties in the future (collectively, the “ROFO Properties”).

We anticipate that the annual rent payments due under the Master Lease will initially be $550.0 million. Rent under the Master Lease will consist of a “base rent” component (the “Base Rent”) and a “percentage rent” component (the “Percentage Rent”). For the first year, the Base Rent is expected to represent 90% of the initial total rent payments due under the Master Lease, or $495.0 million, and the Percentage Rent is expected to represent 10% of the initial total rent payments due under the Master Lease, or $55.0 million. The Base Rent includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the MGM operating subsidiary sublessees of our Tenant (such sublessees, collectively, the “Operating Subtenants”), meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their adjusted net revenue from the leased properties subject to the Master Lease (excluding net revenue attributable to certain scheduled subleases). We expect this escalator to provide the opportunity for stable, long-term growth, which will result in the Base Rent growing over $50 million from the fixed annual rent escalator during the first six years of our Master Lease. The Percentage Rent will initially be a fixed amount for approximately the first six years and will then be adjusted every five years based on the average actual annual adjusted net revenues of our Tenant and, without duplication, the Operating Subtenants from the leased properties subject to the Master Lease at such time for the trailing five-calendar-year period (calculated by multiplying the average annual adjusted net revenues, excluding net revenue attributable to certain scheduled subleases, for the trailing five-calendar-year period by 1.4%). The Master Lease will include covenants that impose ongoing reporting obligations on the Tenant relating to MGM’s financial statements which, in conjunction with MGM’s public disclosures to the SEC, will give us insight into MGM’s financial condition on an ongoing basis. The Master Lease will also require MGM, on a consolidated basis with the Tenant, to maintain an EBITDAR to rent ratio (as described in the Master Lease) of 1.10:1.00.

Distribution Policy

We intend to pay regular quarterly distributions to holders of our Class A shares. We intend to pay a pro rata initial distribution with respect to the period commencing on the completion of this offering and ending on the last day of the then-current fiscal quarter (which will be paid at the end of the first full fiscal quarter following the closing of this offering), based on a distribution of $         per share for a full quarter. On an annualized basis, this would be $         per share, or an annual distribution rate of approximately     % based on the midpoint of the estimated price range set forth on the cover of this prospectus.

We intend to maintain a distribution rate for the twelve-month period following completion of this offering that is at or above our initial distribution rate unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimates. We do not intend to reduce the expected distributions per share if the underwriters exercise their option to purchase additional Class A shares. Based on our estimate and the related assumptions and our intention to acquire assets with characteristics similar to our Properties, we expect to grow our cash available for distribution and increase our quarterly cash distributions over time; however, any future distributions we make will be at the discretion of our board of directors and will be dependent upon a number of factors, including prohibitions or restrictions under financing agreements or applicable law and other factors described herein. See “Risk Factors—There can be no assurance that we will be able to make distributions to our Class A shareholders or maintain our anticipated level of distributions over time.”

Our Properties

The following table summarizes certain features of the Properties, all as of or for the year ended December 31, 2015 unless otherwise indicated. The Properties are diversified across a range of primary uses, including gaming, hotel, convention, dining, entertainment, retail and other resort amenities and activities.

	Location	Net Revenues (in thousands)	Adjusted Property EBITDA(1) (in thousands)	Hotel Rooms		Approximate Acres	Approximate Casino Square Footage	Approximate Convention Square Footage		Occupancy Rate	REVPAR(1)
Las Vegas
Mandalay Bay	Las Vegas, NV	$906,243	$203,474	4,752	(2)	124	160,000	2,121,000	(3)	90.6%	$184
The Mirage	Las Vegas, NV	$568,607	$112,475	3,044		77	100,000	170,000		94.2%	$157
New York-New York	Las Vegas, NV	$308,319	$106,457	2,024		20	90,000	25,000		97.6%	$126
Luxor	Las Vegas, NV	$372,426	$87,169	4,400		58	116,000	20,000		94.2%	$99
Monte Carlo	Las Vegas, NV	$290,240	$85,962	2,992		21	87,000	30,000		96.4%	$115
Excalibur	Las Vegas, NV	$289,324	$82,247	3,981		51	95,000	30,000		93.2%	$82
The Park	Las Vegas, NV	—	—	—		3	—	—		—	—

Subtotal		$2,735,159	$677,784	21,193		354	648,000	2,396,000		93.9%	$128

Regional Properties
MGM Grand Detroit	Detroit, MI	$547,399	$154,979	400		24	127,000	30,000		59.1%	$141
Beau Rivage	Biloxi, MS	$367,587	$88,843	1,740		25	74,000	50,000		94.0%	$95
Gold Strike Tunica	Tunica, MS	$160,863	$46,023	1,133		24	53,000	17,000		71.8%	$53

Subtotal		$1,075,849	$289,845	3,273		73	254,000	97,000		82.1%	$86

Total/Weighted Average		$3,811,008	$967,629	24,466		427	902,000	2,493,000		92.3%	$122

(1)	For a discussion of this metric, see “Certain Operational and Non-U.S. GAAP Financial Measures of MGM.”
(2)	Includes 1,117 rooms at the Delano and 424 rooms at the Four Seasons Hotel, both of which are located at our Mandalay Bay property.
(3)	Includes 26,000 square feet at the Delano and 30,000 square feet at the Four Seasons, both of which are located at our Mandalay Bay property.

Business Strengths

We will own a high-quality portfolio of large-scale assets anchored by branded destination entertainment resorts located at the heart of the Strip. We will own high-quality mixed-use properties with a significant presence in Las Vegas, which we believe is one of the most attractive travel destinations in the United States. Las Vegas attracted a record 42.3 million visitors in 2015 and is a market characterized by steady economic growth and high consumer and business demand with limited new supply. Our Las Vegas properties feature gaming entertainment, large-scale hotels, extensive food and beverage options, state-of-the-art convention facilities, retail outlets, entertainment showrooms and other amenities, and MGM’s brands include many of the most highly recognized names in the gaming industry, such as Mandalay Bay and The Mirage.

We believe that our Las Vegas properties are well positioned and collectively have a leading share in a strong Las Vegas market which continues to benefit from positive macroeconomic trends, including record visitation levels in 2015, and strong convention attendance, hotel occupancy and average daily rates, among other key indicators. With 72% of their overall net revenues for the year ended December 31, 2015 derived from non-gaming uses, including hotel, food and beverage, entertainment and other non-gaming amenities, our Properties located on the Strip generate diversified revenue streams and showcase a wide variety of customer offerings. Our Properties in Las Vegas include a total of 21,193 hotel rooms, or approximately 24% of the total hotel rooms on the Strip. Our Properties on the Strip exceed Strip average industry performance metrics, with an average occupancy rate of 94%, compared to 90% for the Strip as a whole, ADR of $136, compared to $120 for the Strip as a whole, and REVPAR of $128, compared to $105 for the Strip as a whole, for the year ended December 31, 2015.

Our portfolio consists of properties in unique locations supported by strong net asset values. Our Properties on the Strip benefit from their prime location in a Las Vegas market that is characterized by limited availability of desirable land directly along the Strip and the significant amount of capital investment and time required to develop large-scale casino resorts. We estimate that the construction cost for upscale resorts in Las Vegas is currently approximately $1 million per room. As a result, over the next several years, few lodging or gaming real estate developments of significance are expected to open along the Strip despite a rebounding Las Vegas economy. This limited new supply, coupled with strong and growing visitation levels, has already driven improved performance in Las Vegas, as evidenced by hotel occupancy levels of nearly 90% for 2015 and a compound annual growth rate in average daily hotel room rates of 4.8% since 2010.

Further, the net asset value of our Las Vegas real estate provides strong valuation support, as evidenced by recent precedent construction and acquisition transactions in the Las Vegas market. For instance, in 2015, it was announced that the Blackstone Group purchased the Cosmopolitan of Las Vegas, a 2,959-room luxury resort casino in Las Vegas, for approximately $1.7 billion, resulting in an implied valuation multiple of approximately 18 times the Cosmopolitan’s prior twelve months’ adjusted EBITDA based on its public filings with the SEC prior to the acquisition. In addition, based on public records from the 2014 acquisition of the former New Frontier land by Crown Resorts, we estimate that Las Vegas Strip land values are approximately $12 million per acre.

We will also own market-leading regional resorts featuring significant invested capital. The three Properties that we will own outside of Las Vegas include award-winning casino resorts that are market leaders within their respective regions. MGM Grand Detroit has been a AAA Four Diamond-rated hotel since 2008, among other notable designations, and has been the gaming market leader in Detroit as measured by revenues since 2005. Beau Rivage is comparable to MGM Grand Detroit as it is also one of the largest resorts within its market, offering 1,740 guest rooms, approximately 50,000 square feet of convention space and over 2,000 gaming positions. In addition, it has won numerous awards, including the AAA Four Diamond award each year since 2002, and has twice been designated the Best Casino in the South by AAA Southern Traveler. The property has consistently been a market leader and currently captures gaming revenue market share of approximately 25% in the Gulf Coast Region. Gold Strike Tunica is also a market-leading resort and is ranked number one in size for the Northern River sub-market, capturing gaming revenue market share of 15% in the Mississippi River Counties, which is the state’s publicly reported segment that includes the Northern River Counties. MGM has invested a significant amount of capital into these regional properties, including capital expenditures related to restaurant renovations, casino enhancements, convention facility improvements and other updated amenities and offerings.

Our Properties feature a diversified portfolio of businesses with a broad and varied customer base. Our Properties are occupied by multiple businesses spanning a broad set of product offerings, including lodging, convention, gaming, food and beverage and entertainment. Our Properties include a total of 24,466 hotel rooms, including 21,193 hotel rooms in Las Vegas, representing approximately 24% of total rooms on the Strip as of December 31, 2015. Further, we own one of the largest portfolios of properties in terms of total convention square footage on the Strip with approximately 35% of the privately owned convention and meeting space on the Strip. In addition to our extensive hotel and convention offerings, our Properties feature over 100 retail outlets, over 200 food and beverage outlets and approximately 20 entertainment venues. In 2015, over three million tickets were sold for various sporting and entertainment events at our Properties.

In addition to these broad business offerings, our portfolio is further diversified across geographies and customers. Our Las Vegas Properties attract a diverse mix of customers from locations all over the world, driven by the city’s position as a hub for leisure, business, convention and tourism travel. We believe that our Properties offer a broad range of attractions which cater to numerous demographics with large representation across gender, age and other socioeconomic differentiators (i.e., low, mid and high-end customers). Outside of Las Vegas, our regional properties provide further geographic, market-specific and customer diversification across the United States.

All of our Properties will be leased to a subsidiary of MGM, which is a premier operator in the entertainment and leisure industry, with leading iconic brands and market position. We believe that our relationship with MGM provides us with significant benefits. First and foremost, this relationship is expected to augment our financial stability, as MGM will guarantee the payment and performance of the Tenant under the Master Lease. In addition, the lease structure offers an attractive corporate rent coverage ratio of approximately 3.7x for the year ended December 31, 2015 and historically has exceeded 2.0x each year since the 2008 recession.

The following chart shows MGM’s corporate rent coverage ratio for the last three years (see also “Risk Factors —Risks Related to Our Business and Operations—MGM’s historical results, including its historical corporate rent coverage ratio described in this prospectus, may not be a reliable indicator of its future results):

MGM Historical Corporate Rent Coverage Ratio(1)(2)

(1)	MGM’s Corporate Rent Coverage Ratio is calculated by dividing (a) the sum of Adjusted EBITDA as reported by MGM related to its wholly owned domestic resorts, management and other operations, and corporate (excluding stock-based compensation), plus dividends and distributions received by MGM from unconsolidated affiliates and MGM China, by (b) year one rent under the Master Lease of $550.0 million. For a calculation of MGM’s Historical Corporate Rent Coverage Ratio see Annex II. We use MGM’s Corporate Rent Coverage Ratio to illustrate our Tenant’s ability to meet its obligations under the Master Lease.
(2)	The numerator to the Historical Corporate Rent Coverage Ratio includes $328.5 million, $405.2 million and $535.1 million of special and ordinary dividends and other cash distributions actually received by MGM from unconsolidated affiliates and MGM China for the years ended December 31, 2013, 2014 and 2015, respectively. Dividends and distributions are made at the discretion of each relevant entity’s board of directors or similar body, and depend on several factors, including financial position, results of operations, cash flows, capital requirements, debt covenants, and applicable law, among others. Accordingly, historical dividends and distributions may not be indicative of future dividends or distributions and should not be relied upon as an indicator of MGM’s corporate rent coverage ratio for future periods. MGM’s corporate rent coverage ratio excluding dividends and distributions received by MGM from unconsolidated affiliates and MGM China was 2.3x, 2.4x and 2.7x for the years ended December 31, 2013, 2014 and 2015, respectively. Since the 2008 recession, the lowest annual MGM corporate rent coverage ratio (excluding dividends and distributions received by MGM from unconsolidated affiliates and MGM China) was 1.9x.

We believe MGM’s economic interest in our Operating Partnership subsidiary establishes incentives to maintain its level of high-quality operational execution at the Properties and enables us to retain the benefits and expertise that MGM currently provides across its entire portfolio, while maximizing the operational efficiencies of our Properties. MGM is one of the world’s largest destination entertainment and leisure resort operators, with Adjusted EBITDA of $2.2 billion, net revenues of $9.2 billion and consolidated net loss of $1.0 billion for the year ended December 31, 2015, an enterprise value of more than $26 billion and a market capitalization of more than $12 billion as of December 31, 2015. Nearly all MGM-managed casino properties are connected through the M Life customer loyalty program, a broad-based program recognizing and rewarding customer loyalty and spending, which MGM believes fosters long-term customer relationships and drives visitation across properties.

MGM currently operates a portfolio of 14 highly recognized, iconic properties, including our Properties, Bellagio and MGM Grand Las Vegas, in addition to CityCenter Las Vegas and MGM Macau, and is developing three additional world-class properties in Maryland, Massachusetts and on the Cotai Strip in Macau. MGM owns a 51% interest in MGM China, a publicly traded company listed on the Hong Kong Stock Exchange that owns the MGM Macau resort and casino and is developing MGM Cotai, and holds 50% interests in City Center in Las Vegas, The Borgata Hotel Casino & Spa in Atlantic City, New Jersey, Grand Victoria Casino Elgin in Elgin, Illinois and T-Mobile Arena in Las Vegas, which is scheduled to open in April 2016. Collectively, these assets (MGM Macau, City Center, Borgata, and Grand Victoria) generated $4.4 billion in combined revenues for the year ended December 31, 2015.

MGM will continue to operate the Properties, which will enable us to retain the same benefits and operational expertise that MGM currently provides across its entire portfolio while maximizing the operational efficiencies of our Properties. We believe MGM’s financial performance, scale, brand equity and established customer loyalty program provide stability to our ongoing business, and will generate revenue growth. In addition, MGM has invested a significant amount of capital into our Properties, including $924 million in capital expenditures since the beginning of 2010 (including capital expenditures on assets related to the Properties but which are not part of the Properties being contributed to us) with average capital expenditures per year for our Properties of 4.3% of net revenues of the Properties. The scope of these capital projects has included restaurant renovations, casino enhancements, convention facility improvements and other updated amenities and offerings, which we believe enhances the value of our portfolio.

Our long-term triple-net master lease structure provides a highly predictable rent stream with embedded growth potential. We expect the Properties, which will have a 100% occupancy rate under the Master Lease, to generate long-term, stable cash flows derived from our Master Lease with the Tenant, helping to support meaningful future cash distributions to our shareholders. There are significant features of the Master Lease that contribute to the expected stability of the rental stream. First, the Master Lease is a single, unitary lease with a fixed base rent component that represents 90% of the initial total rent from the Master Lease for all of the Properties. The inclusion of all of our Properties under a single Master Lease provides us protection from reduced performance at any individual Property. The Tenant is generally not permitted to remove individual Properties from the Master Lease, except that the Tenant may assign its leasehold estate in certain Properties to third-parties meeting certain criteria (see “Certain Relationships and Related Party Transactions—The Master Lease—Assignment and Subletting”), and the Tenant has the right, following certain casualty events or condemnations, to terminate the Master Lease with respect to affected Properties. Second, based on the historical performance of the Properties, nearly all of which are established assets with long records of performance, we expect that the Properties will generate sufficient revenues for the Tenant to pay rent under the Master Lease even if operating revenues were to decline. Third, the Tenant’s performance and payments under the Master Lease will be fully guaranteed by MGM, which provides significant additional credit support.

The terms of our Master Lease will also offer the opportunity for long-term, predictable growth. Our Master Lease has an initial lease term of ten years with the potential to extend the term for four additional five-year terms thereafter at the option of the Tenant. Additionally, the base rent component of the Master Lease includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the Operating Subtenants meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their adjusted net revenue from the leased properties subject to the Master Lease (excluding net revenue attributable to certain scheduled subleases). The Master Lease also provides for a percentage rent component to be adjusted every five years based on the average actual annual adjusted net revenues of our Tenant and, without duplication, the Operating Subtenants from the leased properties subject to the Master Lease at such time (excluding net revenue attributable to certain scheduled subleases), which will represent 10% of the initial total rent from the Master Lease. The embedded growth in the Master Lease is further complemented by potential acquisitions of the ROFO Properties, which are discussed in detail in “—Business and Growth Strategies.”

We expect to maintain a strong balance sheet with significant financial flexibility. We expect to have a strong, flexible balance sheet with moderate leverage to ensure we meet our financing obligations and operating requirements. We will rely on a combination of equity and debt financing for our future property acquisitions in order to maintain a conservative, stable balance sheet and financial profile. Upon the completion of this offering, our balance sheet will have no debt maturing for at least             years, with a weighted average maturity of             years. Furthermore, we expect that the Operating Partnership will enter into a revolving credit facility that will provide for borrowings of up to $         from time to time, including for our working capital needs. We intend to be disciplined with our financial management, which will allow us to maintain a balanced capital structure and a predictable distribution policy for our shareholders while evaluating opportunities to finance potential future acquisitions.

Business and Growth Strategies

Stable income and internal growth profile. We initially expect to derive our revenues from long-term contractual cash flows pursuant to our Master Lease, which includes a fixed annual rent escalator on the Base Rent of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and Operating Subtenants meeting an adjusted net revenue to rent ratio of 6.25:1.00. We expect this escalator to provide the opportunity for stable long-term growth, which will result in the Base Rent growing over $50 million from the fixed annual rent escalator during the first six years of our Master Lease. In addition, the Master Lease includes periodic Percentage Rent resets every five years based on the average actual annual adjusted net revenues (excluding net revenue attributable to certain scheduled subleases) of our Tenant and, without duplication, the Operating Subtenants from the leased properties then subject to the Master Lease at such time during the five-year periods then ended, enabling us to benefit from future revenue growth at the Properties. It is our intention that any additional properties we may acquire in the future will also be leased to tenants with established operating histories pursuant to long-term, triple-net lease arrangements with terms similar to the Master Lease.

Opportunity to acquire properties from MGM. In the future, we expect to have the opportunity to acquire properties from MGM, our controlling shareholder and the parent of the Tenant. We will have a right of first offer with respect to the two ROFO Properties, which are under development by MGM and described below, should MGM elect to sell these properties in the future. MGM has informed us that its stabilized Adjusted Property EBITDA objective for the ROFO Properties is approximately $320 million in the aggregate, based on its internal estimates, including assumptions relating to gaming and other revenues and expenses. Actual stabilized Adjusted Property EBITDA from these developments may differ substantially from these objectives due to numerous factors, including market acceptance of the assets, regional competition, changes in gaming taxes and other unanticipated expenses. See “Risk Factors—Risks Related to Our Business and Operations—The actual stabilized Adjusted Property EBITDA for the ROFO Properties may not be consistent with MGM’s objectives set forth in this prospectus” and “Cautionary Note Regarding Forward-Looking Statements” for an explanation of Adjusted Property EBITDA objectives and risks related thereto.

MGM National Harbor. MGM was awarded the sixth and final casino license under current statutes in the State of Maryland by the Maryland Video Lottery Facility Location Commission to build and operate MGM National Harbor, a destination casino resort in Prince George’s County at National Harbor, which is a waterfront development located on the Potomac River just outside of Washington, D.C. The expected cost to develop and construct MGM National Harbor is approximately $1.3 billion, excluding capitalized interest and land-related costs. MGM expects that the resort will include a casino with approximately 3,600 slots and 160 table games including poker, a 300-room hotel with luxury spa and rooftop pool, 93,100 square feet of high-end branded retail and fine and casual dining, a 3,000-seat theater venue, 50,000 square feet of meeting and event space and a 4,700-space parking garage. Construction of MGM National Harbor has commenced with estimated completion in the fourth quarter of 2016.

MGM Springfield. A subsidiary of MGM was awarded a casino license to build and operate MGM Springfield in Springfield, Massachusetts. MGM Springfield will be developed on approximately 14 acres of land in downtown Springfield, Massachusetts. MGM’s plans for the resort currently include a casino with approximately 3,000 slots and 100 table games including poker, a 250-room hotel, 100,000 square feet of retail and restaurant space, 44,000 square feet of meeting and event space, and a 3,375-space parking garage, with an expected development and construction cost of approximately $865 million, excluding capitalized interest and land related costs. Construction of MGM Springfield is expected to be completed in late 2018.

We believe that our relationship with MGM will provide us with access to similar domestic acquisition opportunities in the future from properties currently owned by MGM, or from properties that MGM may acquire or develop in the future, in each case at MGM’s discretion. Should MGM elect to sell these properties, we believe that we will have a competitive advantage over other potential buyers given MGM’s continuing economic ownership interest in the Operating Partnership, simplified operational logistics and, as compared to cash buyers, the opportunity to offer tax deferral. The potential acquisition of properties from MGM provides the additional benefit of leveraging MGM’s operational and industry expertise to execute transactions.

We will actively seek to further diversify our holdings through the acquisition of gaming and gaming-related assets from non-MGM entities. In addition to the gaming and gaming-related properties we may acquire from MGM from time to time in the future, we will also actively seek to identify additional entertainment and gaming-related properties for potential acquisition from non-MGM entities. We intend to selectively grow our portfolio of gaming properties through the acquisition of assets that contribute to our tenant and geographic diversification, can be leased subject to long-term leases with tenants with established operating histories, have low operating risks and provide stable cash flows, consistent with our Properties. We believe that a number of gaming operators would be willing to enter into transactions designed to monetize their real estate assets (i.e., gaming facilities) through sale-leaseback transactions. These gaming operators could use the proceeds from the sale of those assets to repay debt and rebalance their capital structures, while maintaining the operations related to the facilities through long-term leases. We also expect to provide such gaming operators with expansion opportunities that they may not otherwise be in a position to pursue by providing them with the equivalent of secured capital through sale and leaseback transactions at more attractive rates than they could obtain from traditional lenders.

We will actively seek to increase our diversification through the opportunistic acquisition of non-gaming assets and other attractive triple-net lease opportunities. Our Properties include mixed-use assets with lodging, retail, dining, entertainment and other components. We will seek opportunities to acquire non-gaming lodging, leisure and entertainment-related assets, and pursue other attractive triple-net lease acquisitions that may be available in other sectors, that will simultaneously complement our portfolio while contributing to our diversification. We will evaluate potential acquisition opportunities based on customary factors, including sustainability of cash flows, purchase price, expected financial performance, physical features, geographic market, location and opportunity for future value enhancement and will continue to pursue similarly advantageous master lease structures.

Our Formation and Organizational Structure

In connection with this offering, MGM will engage in the Formation Transactions in which certain subsidiaries of MGM will transfer the real estate assets that comprise our Properties to newly formed Property Holdcos that will be indirectly owned by MGM. Each such subsidiary will subsequently directly or indirectly transfer 100% of the ownership interests in each Property Holdco to the Operating Partnership in exchange for Operating Partnership Units. The Property Holdcos will then be contributed to a subsidiary of the Operating Partnership, and subsequently merged into one Property Holdco, which will be the Landlord under the Master Lease. The Operating Partnership will also assume approximately $             of liabilities from MGM and certain subsidiaries of MGM under certain bridge facilities (the “Bridge Facilities”) to be entered into by MGM and certain of its subsidiaries on the closing date and subsequently assumed and repaid by the Operating Partnership on the closing date with a combination of third-party debt and the proceeds from this offering. The partnership agreement of the Operating Partnership will provide holders of Operating Partnership Units the right (subject to certain conditions and limitations) to exchange all or a portion of their Operating Partnership Units for cash (in the form of a redemption of such Operating Partnership Units by the Operating Partnership) or, at our election, for Class A shares on a one-for-one basis (subject to adjustment as provided in the partnership agreement of the Operating Partnership), in each case, subject to the ownership limits described under “Description of Shares of MGP—Restrictions on Ownership and Transfer of Our Shares.”

We intend to use all of the proceeds from the sale of our Class A shares in this offering to purchase Operating Partnership Units at a purchase price per unit equal to the initial public offering price per share of Class A shares in this offering, net of underwriting discounts and commissions. The aggregate number of Operating Partnership Units purchased will be equal to the number of Class A shares sold to the public in this offering.

Following this offering, we will be a holding company and our sole material assets will be (i) Operating Partnership Units representing approximately     % of the economic interest in the Operating Partnership, assuming no exercise by the underwriters of their option to purchase additional Class A shares, and (ii) the general partner interest of the Operating Partnership, which we will indirectly own through our wholly owned subsidiary. We will operate and control all of the business affairs and consolidate the financial results of the Operating Partnership and its subsidiaries. The Operating Partnership is a holding company for the companies that directly or indirectly own our Properties.

The following diagram depicts our expected ownership structure upon completion of the Formation Transactions and this offering:

(1)	The Class B share is a non-economic interest representing a majority of the outstanding voting power of our common shares.
(2)	MGM will own % of the Operating Partnership Units through certain of its operating and other subsidiaries following the completion of this offering.
(3)	The Tenant will sublease the Properties to operating subsidiaries of MGM.

Transactions with MGM

Following the completion of this offering, we will continue to be a subsidiary of MGM. Upon the completion of this offering, MGM will not own any of our Class A shares, but will continue to own our single outstanding Class B share, entitling it to an amount of votes representing a majority of the total voting power of our shares. The Class B share holds no economic rights. The Class B share structure was put in place to align MGM’s voting rights in us with its economic interest in the Operating Partnership. If the holder of the Class B share and its controlled affiliates’ (excluding us and our subsidiaries) aggregate beneficial ownership of the combined economic interests in us and the Operating Partnership falls below 30%, the Class B share will not be entitled to any voting rights. To the extent that the Class B share is entitled to majority voting power pursuant to our operating agreement, MGM may only transfer the Class B share (other than transfers to us and its controlled affiliates) if and to the extent that such transfer is approved by Special Approval by the conflicts committee, not to be unreasonably withheld. When determining whether to grant such approval, the conflicts committee must take into account the interests of our Class A shareholders and us ahead of the interests of the holder of the Class B share. Following this offering, certain of MGM’s operating and other subsidiaries will also initially own     % of the Operating Partnership Units, entitling MGM to     % of the economic interest in the Operating Partnership. The general partner of the Operating Partnership will be one of our subsidiaries, and we and MGM (indirectly, as a result of its ownership of our Class B share) will therefore have operating control over the Operating Partnership. As a result, so long as MGM holds the Class B share, MGM will be able to control us and our corporate decisions. See “Risk Factors—Risks Related to Our Affiliation with MGM.”

In connection with the offering, we and MGM are entering into the following agreements, on terms established by MGM with the intention of producing sustainable terms consistent with the respective business plans of both MGM and MGP following this offering. Because these agreements will be negotiated in the context of the offering, they will involve negotiations between affiliated entities. Accordingly, the terms of these agreements may have different terms than would have resulted from negotiations with one or more unrelated third parties. For a discussion of the risks related to our relationship with MGM, please see “Risk Factors—Risks Related to Our Affiliation with MGM.”

The Master Lease

The Tenant will enter into the Master Lease for the Properties with the Landlord, pursuant to which the Tenant will lease the Properties following the Formation Transactions and the completion of this offering. The Tenant’s performance and payments under the Master Lease will be guaranteed by MGM. A default by the Tenant with regard to any property under the Master Lease or by MGM with regard to its guarantee will cause a default with regard to the entire portfolio covered by the Master Lease.

The terms summarized below have been, and the complete Master Lease will have been, negotiated in the context of the Formation Transactions while we are still a wholly owned subsidiary of MGM. Accordingly, during the period in which the terms of the Master Lease have been and will be negotiated, we have not had and will not have had an independent board of directors or a management team independent of MGM. As a result, the terms of the Master Lease, including the terms summarized below, may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. Accordingly, there can be no assurance that the terms of the Master Lease will be as favorable for us as would have resulted from negotiations with one or more unrelated third parties.

The following description of the Master Lease does not purport to be complete but contains a summary of certain material provisions of the Master Lease.

Term and Renewals

The Master Lease will provide for the lease of land, buildings, structures and other improvements on the land, easements and similar appurtenances to the land and improvements relating to the operation of the Properties.

The Master Lease will provide for an initial term of ten years with no purchase option. At the option of Tenant, the Master Lease may be extended for up to four additional five-year renewal terms beyond the initial term, on the same terms and conditions. If Tenant elects to renew the terms of the Master Lease, the renewal will be effective as to all, but not less than all, of the leased property then subject to the Master Lease.

Except in the event of a transfer of any leased property to a qualified transferee in accordance with the terms of the Master Lease or in the event of a removal of a leased property from the Master Lease due to a casualty or condemnation, the Tenant will not have the ability to terminate its obligations under the Master Lease prior to its expiration without the Landlord’s consent. If the Master Lease is terminated prior to its expiration other than with Landlord’s consent, the Tenant may be liable for damages and incur charges such as continued payment of rent through the end of the lease term. However, the Tenant will be permitted to cease operations at any Property so long as it continues to pay rent with respect to such Property and the EBITDAR to rent ratio (as described in the Master Lease) of the Tenant and, without duplication, the Operating Subtenants on a pro forma basis after giving effect to the cessation exceeds a specified ratio. See “Risk Factors—Risks Related to Our Business and Operations.”

Rental Amounts and Escalators

The Master Lease is the type of lease commonly known as a triple-net lease. Accordingly, in addition to rent, the Tenant will be required to pay the following: (1) all facility maintenance and all capital improvements (except as described below in the event of a deconsolidation event or at our option as negotiated on arms-length terms and conditions), (2) all insurance required in connection with the Properties and the business conducted on the Properties, (3) taxes levied on or with respect to the Properties (other than taxes on the income of the Landlord) and (4) all utilities and other services necessary or appropriate for the Properties and the business conducted on the Properties.

Under the Master Lease, it is anticipated that the initial annual aggregate rent payable by the Tenant will be $550.0 million. The Tenant will make the rent payments in monthly installments. The rents will be comprised of Base Rent and Percentage Rent components, as described below.

Base Rent

The Base Rent is a base amount for the duration of the Master Lease equal to $495.0 million during the first year of the Master Lease, and includes a fixed annual rent escalator of 2.0% for the second through the sixth lease years (as defined in the Master Lease). Thereafter, the annual escalator of 2.0% will be subject to the Tenant and, without duplication, the Operating Subtenants meeting an adjusted net revenue to rent ratio of 6.25:1.00 based on their adjusted net revenue from the leased properties subject to the Master Lease (excluding net revenue attributable to certain scheduled subleases). Upon a deconsolidation event, the Base Rent can be reset, at the option of Tenant, as of such date or as of a date in the future selected by the Tenant to the greater of the then-current Base Rent and the then-fair market value rent as determined in accordance with the terms of the Master Lease.

Percentage Rent

The Percentage Rent is a variable percentage rent component that will be calculated as follows and is expected to equal $55.0 million per year during approximately the first six years of the Master Lease. An adjustment will be recorded every five years to establish a new fixed annual amount for the next five-year period based on the average actual annual adjusted net revenues of our Tenant and, without duplication, the Operating Subtenants from the properties subject to the Master Lease at such time (excluding net revenue attributable to certain scheduled subleases) during the trailing five-calendar-year period then ended (calculated by multiplying the average annual adjusted net revenues for the trailing five-calendar-year period by 1.4%).

Maintenance and Capital Improvements

Under the Master Lease, the Tenant will be required to maintain the premises in reasonably good order and repair. The Master Lease requires the Tenant to spend an aggregate amount of at least 1% of actual adjusted net revenues from the Properties per calendar year on capital expenditures.

Capital improvements by the Tenant or Operating Subtenants will be permitted without the consent of the Landlord, if such capital improvements (i) do not involve the removal of any material existing structures (unless the Tenant proceeds with reasonable diligence to replace those removed structures with structures of at least reasonably comparable value or utility), (ii) do not have a material adverse effect on the structural integrity of any remaining improvements, (iii) are not reasonably likely to reduce the value of the Property when completed, and (iv) are consistent with the permitted uses of the Property, each as reasonably determined by the Tenant. Any proposed capital improvements that do not meet these parameters will require Landlord’s review and approval, which approval shall not be unreasonably withheld.

Although the Tenant is expected to be responsible for all capital expenditures during the term of the Master Lease, if, in the future, a deconsolidation event occurs, we will be required to pay the Tenant, should the Tenant so elect, for certain capital improvements that would not constitute “normal tenant improvements” in accordance with U.S. GAAP and subject to an initial cap of $100 million in the first year of the Master Lease increasing annually by $75 million each year thereafter. Examples of improvements that would not constitute “normal tenant improvements” include the costs of structural elements at the Properties, including capital improvements that expand the footprint or square footage of any of the Properties or extend the useful life of the Properties. In addition, equipment that would be a necessary improvement at any of the Properties, including elevators, air conditioning systems, or electrical wiring that are integral to such Property would not qualify as a “normal tenant improvement” under U.S. GAAP. Furthermore, we may agree, at MGM’s request, to fund the cost of certain capital improvements on arms-length terms and conditions, which may include an agreed upon increase in rent under the Master Lease.

The Tenant will be required to pay for all maintenance expenditures and capital improvements (except as described in the preceding paragraph). The Landlord will be entitled to receive additional rent based on the 10-year Treasury yield plus 6% multiplied by the value of the new capital improvements the Landlord is required to pay for in connection with a deconsolidation event and such capital improvements will be subject to the terms of the Master Lease.

Requirement to Purchase Tenant’s Personal Property at End of Term

If the Tenant exercises all of its renewal rights, the Tenant will have the right at the end of the fourth renewal term of the Master Lease to require the Landlord to purchase certain of the Tenant’s personal property that is located at the Properties, including gaming equipment and hotel furniture, fixtures and equipment, for fair market value.

Use of the Property

The Master Lease will require that the Tenant utilize the Property primarily for hospitality, entertainment, entertainment venues, gaming and/or pari-mutuel use and related or complementary uses and such other uses as the Landlord may otherwise approve, which approval may not be unreasonably withheld. The Tenant will be responsible for maintaining or causing to be maintained all licenses, certificates and permits necessary for the Properties to comply with various gaming and other regulations.

Casualties and Condemnations

In the event that a Property is damaged by a casualty event and the cost to repair the Property does not exceed 50% of its fair market value, the Tenant will be required to restore the Property and the Landlord will be required to release any insurance proceeds received in respect of the casualty for the restoration.

Except as set forth below during the last two years of any term of the Master Lease, in the event that a Property is damaged by a casualty event and the cost to repair the Property exceeds 50% of its fair market value, the Tenant will have the option to restore the Property and receive the insurance proceeds or to terminate the Master Lease as to the affected Property. If the Tenant elects to restore the affected Property, the Tenant will be entitled to receive the insurance proceeds if it demonstrates that it will be able to restore the affected Property within four years after the date on which the Tenant can reasonably access the affected Property for the purpose of commencing restoration. If the Tenant elects to terminate the Master Lease with respect to the affected Property, however, the rent under the Master Lease will be proportionally abated to reflect the removal of that Property and the Landlord will be entitled to receive the insurance proceeds. If the insurance proceeds are insufficient to restore the affected Property, the first $25 million of the shortfall will be borne by the Landlord and the remainder of the shortfall will be borne 50% by the Landlord and 50% by the Tenant. The Tenant will have the option to pay its share of the shortfall in a lump sum or as additional rent over the remaining term of the

Master Lease, assuming the exercise of all remaining renewal options, with any remainder being due as a lump sum upon the earlier termination or expiration of the Master Lease. The Tenant would also have the additional option (but not obligation) to elect to continue paying rent for the affected Property for the remainder of the term of the Master Lease in lieu of paying any portion of the shortfall.

In addition, if a casualty event occurs during the last two years of any term of the Master Lease and the cost to restore the affected Property exceeds 10% of its fair market value, then either the Landlord or the Tenant may elect to terminate the Master Lease as to the affected Property. If either party makes that election, the Tenant will not be required to restore the affected Property, the Landlord will receive the insurance proceeds and the Tenant will be required to continue paying Base Rent with respect to the affected Property for the remainder of the term of the Master Lease. If the Tenant elects to terminate the Master Lease as to the affected Property, the Tenant will not be permitted to exercise any further options to renew the term of the Master Lease. If the Landlord elects to terminate the Master Lease as to the affected Property, the Tenant may override the Landlord’s termination election by exercising Tenant’s next occurring renewal option.

Similar provisions to those described above will apply in the event of a condemnation or governmental taking of a Property, provided that (i) if there is a partial condemnation or taking and the affected Property remains subject to the Master Lease, the Landlord must make available to the Tenant the portion of the condemnation award applicable to restoration and the rent will be proportionately abated as set forth in the Master Lease and (ii) if the Master Lease is terminated with respect to a Property that is subject to a condemnation or taking, the Landlord will retain the condemnation award (other than any award with respect to the Tenant’s lost profits and moving expenses and the portion of the award allocated to capital improvements for which the Landlord has not paid) and the Tenant will not be responsible for any portion of any shortfall between the condemnation award retained by the Landlord and the cost to restore the affected Property.

Events of Default

Under the Master Lease, an “Event of Default” will be deemed to occur upon certain events, including: (1) the failure by the Tenant to pay rent or other amounts when due or within certain grace or cure periods of the due date, (2) the failure by the Tenant to comply with the covenants set forth in the Master Lease in any material respect when due or within any applicable cure period, (3) certain events of bankruptcy or insolvency with respect to a Tenant or a guarantor, (4) the occurrence of a default under any guaranty of the Master Lease that is not cured within a certain grace period, (5) the loss or suspension of a material license beyond a certain grace period that causes cessation of gaming activity and would reasonably be expected to have a material adverse effect on the Tenant or the leased property and (6) the failure of MGM, on a consolidated basis with Tenant, to maintain an EBITDAR to rent ratio (as described in the Master Lease) of at least 1.10:1.00 for two consecutive test periods, beginning with the test periods ending December 31, 2016 and March 31, 2017.

Remedies for an Event of Default

Upon an Event of Default under the Master Lease, the Landlord may, at its option, exercise the following remedies:

(i)	terminate the Master Lease, repossess any leased property, relet any leased property to a third party and require that the Tenant pay to the Landlord, as liquidated damages, the net present value of the rent for the balance of the term, discounted at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%) and reducing such amount by the portion of the unpaid rent that the Tenant proves could be reasonably avoided, plus any other amount reasonably necessary to compensate the Landlord for the Tenant’s failure to perform (or likely to result therefrom) in the ordinary course;

(ii)	with or without terminating the Master Lease, decline to terminate the Tenant’s right to possession of the leased property and require that the Tenant pay to the Landlord rent and other sums payable pursuant to the Master Lease with interest calculated at the overdue rate provided for in the Master Lease with the Landlord permitted to enforce any other provision of the Master Lease or terminate the Tenant’s right to possession of the leased property and seek any liquidated damages as set forth in clause (i) above; and/or

(iii)	seek any and all other rights and remedies available under law or in equity (but the remedies described in clauses (i) and (ii) above will be the Landlord’s only monetary remedies).

Assignment and Subletting

Except as noted below, the Master Lease will provide that the Tenant may not assign or otherwise transfer the Master Lease or any Property, without the consent of the Landlord, which may not be unreasonably withheld. The Landlord’s consent to an assignment of the Master Lease or any Property will not be required if (i) the proposed purchaser (1) agrees to assume the Master Lease without modification beyond that necessary to reflect the new party or to enter into a separate lease on terms and conditions substantially similar to the Master Lease, (2) is or will be licensed by each gaming authority with jurisdiction over one or more facilities covered by the Master Lease, (3) is solvent and (4) meets the experience requirements described below and (ii) the proposed purchaser’s (or its ultimate parent company’s) indebtedness to EBITDA ratio on a consolidated basis after giving effect to the proposed transaction will be less than 6:1 or the proposed purchaser provides a guaranty from an entity with an investment grade rating from a nationally recognized rating agency or, in the case of a foreclosure by the Tenant’s lender, does not have any indebtedness or unrelated assets. The experience requirements for a prospective purchaser under the Master Lease require that the prospective purchaser either (a) has, or retains a manager with, at least five years of experience operating or managing casinos (or properties similar to the Property being assigned) with revenues in the immediately preceding fiscal year of at least (A) $250 million in the case of a transfer of a Property that is not located in Las Vegas, (B) $500 million in the case of a transfer of a Property that is located in Las Vegas, and (C) $750 million in the case of a transfer of all of the Properties and the primary business of which is not leasing properties to gaming operators (provided that the revenue requirement and the primary business requirement will not apply in the case of an assignment to the Tenant’s lender upon a foreclosure or in connection with any assignment of any non-gaming Property) or (b) has agreement(s) in place to retain 80% of the Tenant’s, the Operating Subsidiaries’ and MGM’s ten most highly compensated corporate employees and 80% of the Tenant’s, the Operating Subsidiaries’ and their subsidiaries’ employees with employment contracts. In connection with certain assignments, the ultimate parent company of such assignee shall also execute a guaranty and shall be required to be solvent. Except for a transfer of its obligations under the Master Lease with respect to all of the properties then subject to the Master Lease, the Tenant will be limited to transferring its obligations under the Master Lease with respect to no more than two Properties that conduct material gaming and are located in Las Vegas during the term of the Master Lease. The Tenant will not be limited as to how many of the non-Las Vegas or non-gaming Properties Tenant may transfer.

The Master Lease will also provide that the Tenant may assign all (but not less than all) of the Properties to an affiliate without the consent of the Landlord. Upon any such assignment or transfer to an affiliate of the Tenant, such affiliate shall become party to the Master Lease and the Tenant will not be released from its obligations under the Master Lease. The Tenant will also be permitted to pledge its interests under the Master Lease to its lenders without the consent of the Landlord.

In addition, the Master Lease will allow the Tenant to sublease the Properties to one or more affiliates and will allow the Tenant and the Operating Subtenants to sublease any portion of any Properties (but not an entire facility and so long as the applicable Tenant or Operating Subtenant retains a material portion of the property) to one or more third parties. The Landlord shall be entitled to receive the same Base Rent and Percentage Rent that would have been received had the Tenant continued to operate the subleased space. The Tenant may require the Landlord to recognize and provide a nondisturbance agreement to any third party subtenants, including subtenants whose sublease term exceeds the term of the Master Lease provided such subtenants meet certain criteria as described in the Master Lease.

The Master Lease will prohibit the Landlord from selling or otherwise transferring any of the Properties to competitors of MGM, as defined in the Master Lease. The Master Lease will also prohibit changes of control of the Landlord in which a competitor of MGM obtains control of the Landlord, other than changes of control resulting from acquisitions of shares of MGP or its owners on a national stock exchange or the sale by MGM of its direct or indirect equity interest in the Landlord.

Right of First Offer

The Tenant will be required to offer us the right to make an offer to purchase the ROFO Properties in the event that MGM decides to sell either or both of the ROFO Properties in the future before it can offer to sell such properties to a third party. If MGM intends to lease back the applicable ROFO Property following its sale, our right to make such offer to purchase will include the contemplated leaseback. We refer to this right as a right of first offer. The completion and timing of any future purchases by us of any ROFO Property from MGM will depend upon, among other things, MGM’s decision to sell such properties, our ability to reach an agreement with MGM regarding the price and other terms of such purchase (including the terms of the leaseback, if applicable), compliance with our debt agreements, and our ability to obtain financing on acceptable terms. Although we will have the right of first offer to purchase the ROFO Properties that MGM may decide to sell in the future, we are not obligated to purchase such properties from MGM.

The Tenant must give us written notice of MGM’s intent to sell either of the ROFO Properties, specifying the fundamental terms of the proposed sale including the sale price and the terms of the leaseback, if applicable. Within 30 days of receiving such notification from the Tenant, we must notify the Tenant in writing whether we wish to make an offer to purchase the property to be sold, and, if so, provide the price we are willing to pay for the property. If our offer is at least 105% of the proposed sale price on an all cash basis and we agree to all of the other terms set forth in the written notice, then MGM must sell the relevant ROFO Property to us. If we offer less than 105% or do not agree to any of the other material terms, we and the Tenant will enter into negotiations for a 30-day period to reach an agreement for us to purchase the property offered for sale. If we and the Tenant do not agree for any reason on the terms of purchase for the property offered for sale after negotiating for the 30-day period, MGM may thereafter seek an alternative purchaser and MGM will be free to sell the property to any such alternative purchaser on substantially the same terms as provided in their notice to us.

Reporting Covenants

The Master Lease will include covenants that impose ongoing reporting obligations on the Tenant relating to MGM’s financial statements which, in conjunction with MGM’s public disclosure to the SEC, will give us insight into MGM’s financial condition on an ongoing basis.

Master Contribution Agreement

In connection with this offering, we will enter into the Master Contribution Agreement, which will provide for, among other things, our responsibility for liabilities relating to our business, the responsibility of MGM for liabilities unrelated to our business, our agreements with MGM and the Operating Partnership regarding the principal transactions necessary to effect the transfer by MGM of certain assets to us or our subsidiaries and the assumption by us or our subsidiaries of certain liabilities in connection therewith, as described in further detail below. It also will set forth other agreements that govern certain aspects of our relationship with MGM after the closing of the transactions contemplated by the Master Contribution Agreement and contain indemnification obligations and ongoing commitments of us, the Operating Partnership and MGM.

The following discussion summarizes the material provisions of the Master Contribution Agreement. This description of the Master Contribution Agreement does not purport to be complete and is qualified by reference to the Master Contribution Agreement, which is included as an exhibit to the Registration Statement of which this prospectus forms a part.

Transfer of Assets and Assumption of Liabilities

The Master Contribution Agreement will identify real estate assets to be transferred, liabilities to be assumed and contracts to be assigned to the Operating Partnership as part of the Formation Transactions, and it will provide for when and how these transfers, assumptions and assignments will occur. In particular, the Master Contribution Agreement will provide, among other things, that, subject to the terms and conditions contained therein:

•	certain assets associated with MGM’s real property interests, which we refer to as the “MGP Assets,” will be transferred to the Operating Partnership or certain of its subsidiaries;

•	certain liabilities (including whether accrued or fixed, absolute or contingent, liquidated or unliquidated, matured or unmatured, reserved or unreserved, direct or indirect, or determined or determinable) arising out of or resulting from the MGP Assets or the operation and conduct of our business, which we refer to as the “MGP Liabilities,” will be retained by or transferred to the Operating Partnership or certain of its subsidiaries; and

•	all of the assets and liabilities (including whether accrued, contingent or otherwise) other than the MGP Assets and MGP Liabilities will be retained by MGM or certain of its subsidiaries.

Except as may expressly be set forth in the Master Contribution Agreement or any other transaction agreements, all assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that (i) any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, and (ii) any necessary consents or governmental approvals are not obtained or that any requirements of laws or judgments are not complied with.

The Master Contribution Agreement will provide, subject to the terms and considerations contained therein, that, in consideration for the transfer of the MGP Assets to the Operating Partnership, the Operating Partnership will (i) issue to certain of MGM’s operating and other subsidiaries approximately             % of the Operating Partnership Units and (ii) assume from MGM, directly or indirectly, approximately $             of debt, a portion of which will be refinanced with the proceeds from the Financing that we will enter into prior to, or concurrently with, the completion of this offering.

Information in this prospectus with respect to the assets and liabilities of the parties following the transactions contemplated by the Master Contribution Agreement is presented based on the allocation of such assets and liabilities pursuant to the Master Contribution Agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the Master Contribution Agreement and the other transaction agreements relating thereto or contemplated thereby are, and following the transactions contemplated by the Master Contribution Agreement may continue to be, the legal or contractual liabilities or obligations of the other party. Each party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the Master Contribution Agreement to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

Releases

Except as otherwise provided in the Master Contribution Agreement or any other transaction agreements, each party will release and forever discharge the other party and its respective subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the effective time of the transactions contemplated by the Master Contribution Agreement. The releases will not extend to or amend obligations or liabilities under any agreements between the parties that remain in effect following the effective time of the transactions contemplated by the Master Contribution Agreement.

Indemnification

In addition, except as otherwise provided by applicable law or the Master Contribution Agreement, the Master Contribution Agreement will provide for indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of MGM’s business with MGM. Specifically, the Operating Partnership will indemnify, defend and hold harmless MGM and each of its affiliates and subsidiaries (other than MGP) and their respective directors, officers and employees, each person, if any, who controls any MGM affiliate or subsidiary (other than MGP) within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “MGM Indemnified Parties”), from and against any and all liabilities of the MGM Indemnified Parties relating to, arising out of or resulting from any of the following items: (a) any liability that will be assumed or retained by the Operating Partnership pursuant to the Master Contribution Agreement (an “MGP Liability”) or the failure of MGP or any other person to pay, perform or otherwise promptly discharge any MGP Liability in accordance with its respective terms and the terms of the Master Contribution Agreement; (b) any breach by MGP of the Master Contribution Agreement or any of the Transaction Documents (other than the Master Lease Agreement); and (c) any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, with respect to all information (1) contained in the Registration Statement or prospectus (other than information provided by MGM to MGP specifically for inclusion in the Registration Statement or prospectus) or (2) that is either furnished to any of the MGM Indemnified Parties by MGP or incorporated by reference by any MGM Indemnified Party from any filings made by us or our subsidiaries with the SEC pursuant to the Securities Act or the Exchange Act.

MGM will indemnify, defend and hold harmless MGP, our affiliates and subsidiaries, and our directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “MGP Indemnified Parties”), from and against any and all liabilities of the MGP Indemnified Parties relating to, arising out of or resulting from any of the following items: (a) any liability of MGM or MGP that is not expressly contemplated by the Master Contribution Agreement or any other transaction agreement to be an MGP Liability, any liability of MGM other than the MGP Liabilities or the failure of MGM to pay, perform or otherwise promptly discharge any such liability; (b) any breach by MGM of the Master Contribution Agreement or any of the Transaction Documents (other than the Master Lease Agreement); and (c) any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, with respect to all information (1) contained in the Registration Statement or prospectus, in each case, provided by MGM to MGP specifically for inclusion therein to the extent such information pertains to MGM or (2) that is either furnished to any of the MGP Indemnified Parties by MGM or its subsidiaries (other than MGP) or incorporated by reference by any MGP Indemnified Party from any filings made by MGM or its subsidiaries (other than MGP) with the SEC pursuant to the Securities Act or the Exchange Act.

Contribution

In the event that the indemnification provisions are unavailable or insufficient to hold harmless an indemnified party, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in the liability as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Further Assurances

In addition to the actions specifically provided for in the Master Contribution Agreement, except as otherwise set forth therein or in any other transaction document, each of MGP, the Operating Partnership and MGM will agree in the Master Contribution Agreement, prior to, on and after the closing of the transactions contemplated by the Master Contribution Agreement, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary under applicable laws or contractual obligations to consummate and to make effective the transactions contemplated by the Master Contribution Agreement and the other transaction documents.

Dispute Resolution

The Master Contribution Agreement will contain provisions that govern, except as otherwise provided in the Master Lease, the resolution of disputes, controversies or claims that may arise among MGP, MGM and the Operating Partnership related to the Master Contribution Agreement and the other transaction documents. These provisions will contemplate that any of MGP, MGM or the Operating Partnership may submit the dispute, controversy or claim to mediation or, to the extent not resolved by mediation, to binding arbitration, subject to the provisions of the Master Contribution Agreement.

Termination

The Master Contribution Agreement will provide that it may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the closing of the transactions contemplated by the Master Contribution Agreement by and in the sole discretion of MGM without the approval of any other person. In the event of a termination of the Master Contribution Agreement, no party, nor any of its directors or officers, will have any liability to any other person by reason of the Master Contribution Agreement. However, after the effective time as contemplated by the Master Contribution Agreement, it may not be terminated except by an agreement in writing signed by each of the parties thereto.

Expenses

The Master Contribution Agreement will provide that the Operating Partnership will pay, or cause MGM to be reimbursed for, all costs and expenses directly associated with our initial public offering, including, without limitation, underwriting fees, discounts and commissions, costs associated with the preparation and review of the Registration Statement, including pro forma financial statements of MGP, all correspondences with the SEC, all costs and expenses associated with the Operating Partnership’s debt-related documents and all costs and expenses associated with MGP’s internal management. The Master Contribution Agreement will provide that, except as otherwise provided by the other transaction documents, MGM will pay all other out-of-pocket expenses in connection with the preparation of the Master Contribution Agreement and other transaction documents, including, without limitation, advisory fees, costs and expenses associated with the preparation of the Master Lease (including appraisals of real property) and costs and expenses associated with the preparation and audit of financial statements (other than pro forma financial statements of MGP).

Other Matters

Other matters governed by the Master Contribution Agreement will include access to financial and other information and confidentiality.

IP License Agreement

In connection with this offering, we will enter into the IP License Agreement with MGM pursuant to which we will have the right to use “MGM” in the corporate names of our company and our subsidiaries without royalties for up to 50 years. Pursuant to the IP License Agreement, we will also have the right to use the “MGM”

mark and the “MGM” logo in our advertising materials without royalties for up to 50 years. This description of the IP License Agreement does not purport to be complete and is qualified by reference to the IP License Agreement, which is included as an exhibit to the Registration Statement of which this prospectus forms a part.

Corporate Services Agreement

MGM will agree to provide MGP with the Corporate Services.

The Corporate Services Agreement will provide that the Operating Partnership will pay MGM a service fee pursuant to the Corporate Services Agreement, and the reasonable out-of-pocket costs and expenses incurred by MGM in connection with the Corporate Services. The Corporate Services Agreement also will contain provisions whereby the Operating Partnership will generally agree to indemnify, hold harmless and defend MGM and its affiliates (as defined in the Master Contribution Agreement) or any permitted successors and permitted assigns from and against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorney’s fees, relating to, resulting from or arising out of the Corporate Services, other than those losses resulting from MGM’s or the aforementioned parties’ gross negligence, willful misconduct or MGM’s material breach of the Corporate Services Agreement. The Corporate Services Agreement will terminate (i) by the mutual consent of MGM and us, (ii) by MGM upon three months’ prior written notice to us or (iii) by us upon 30 days’ prior written notice to MGM. This description of the Corporate Services Agreement does not purport to be complete and is qualified by reference to the Corporate Services Agreement, which is included as an exhibit to the Registration Statement of which this prospectus forms a part.

Registration Rights Agreement with MGM

We expect to enter into the Registration Rights Agreement with the subsidiaries of MGM that hold Operating Partnership Units. Pursuant to the Registration Rights Agreement, commencing on the first anniversary of the first day of the first full calendar month following the completion of this offering, MGM and certain of its subsidiaries will have the right to require us to effect a registration statement to register the issuance and resale of Class A shares upon exchange of Operating Partnership Units beneficially owned by MGM. The Registration Rights Agreement will also provide for, among other things, demand registration rights for the subsidiaries of MGM that hold Operating Partnership Units. Pursuant to the Registration Rights Agreement and the partnership agreement of the Operating Partnership, if the subsidiaries of MGM that hold Operating Partnership Units propose to engage in an offering, such holders may transfer Operating Partnership Units to an underwriter to be exchanged for Class A shares before they are sold in the offering. In addition, if we propose to register our Class A shares in a manner that would permit registration of the shares covered by the Registration Rights Agreement, each subsidiary of MGM that is a holder of such shares will have the right, subject to certain limitations, to register all or part of the shares covered by the Registration Rights Agreement held by such holder. Additionally, we have the ability, up to two times per any twelve consecutive month period, to prohibit sales of our Class A shares under an effective registration statement effected pursuant to the Registration Rights Agreement, if such sales would require disclosure of non-public material information that in the good faith opinion of our Board of Directors, with advice of counsel, is not in our best interests to disclose and would be reasonably likely to have a material adverse effect on our business, subject to certain limitations. We will also be required to indemnify each selling holder against losses suffered by it or certain other persons based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, related prospectus, preliminary prospectus or free writing prospectus, or the omission or alleged omission to state therein a material fact required to be stated therein, necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, except to the extent based upon information furnished in writing by such selling holder specifically for use therein. We will bear all registration expenses in connection with the resale registration rights granted pursuant to the Registration Rights Agreement, including but not limited to all registration, qualification and filing fees. This description of the Registration Rights Agreement does not purport to be complete and is qualified by reference to the Registration Rights Agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference herein.

Sublease Agreement

We expect to enter into a sublease agreement with a subsidiary of MGM, MGM Hospitality Global, LLC (“Sublandlord”), pursuant to which we will lease office space as more particularly described in the sublease. The sublease will contain provisions whereby we agree to indemnify and hold harmless Sublandlord from any and all claims, liens, demands, charges, encumbrances, litigation and judgments arising directly or indirectly from any use, occupancy or activity of us, or out of any work performed, material furnished, or obligations incurred by us in, upon or otherwise in connection with the subleased premises. The sublease agreement will terminate (i) by mutual written consent of both us and Sublandlord, (ii) by Sublandlord on 30 days written notice to us or (iii) by us upon 30 days written notice to Sublandlord, or otherwise upon the expiration or earlier termination of the underlying office lease.

Summary Risk Factors

An investment in our Class A shares involves various risks, and prospective investors are urged to carefully consider the matters discussed under “Risk Factors” prior to making an investment in our Class A shares. The following is a list of some of these risks:

•	We will be dependent on MGM (including its subsidiaries) unless and until we substantially diversify our portfolio, and an event that has a material adverse effect on MGM’s business, financial position or results of operations could have a material adverse effect on our business, financial position or results of operations.

•	Initially, we will depend on the Properties for all of our anticipated cash flows.

•	We may not be able to re-lease our Properties following the expiration or termination of the Master Lease.

•	Our sole material assets will be Operating Partnership Units representing approximately % of the ownership interests in the Operating Partnership, over which we have operating control through our ownership of its general partner, and our ownership interest in the general partner of the Operating Partnership. Because our interest in the Operating Partnership represents our only cash-generating asset, our cash flows and distributions will depend entirely on the performance of the Operating Partnership and its ability to distribute cash to us.

•	The Master Lease restricts our ability to sell the Properties or our interests in the Operating Partnership or Landlord.

•	We will have future capital needs and may not be able to obtain additional financing on acceptable terms.

•	We are controlled by MGM, whose interests in our business may conflict with ours or yours.

•	We are dependent on MGM for the provision of administration services to our operations and assets.

•	MGM’s historical results, including its historical corporate rent coverage ratio described in this prospectus, may not be a reliable indicator of its future results.

•	The actual stabilized Adjusted Property EBITDA for the ROFO Properties may not be consistent with MGM’s objectives set forth in this prospectus.

•	Our operating agreement will contain provisions that reduce or eliminate duties (including fiduciary duties) of our directors, officers and others.

•	In the event of a bankruptcy of the Tenant, a bankruptcy court may determine that the Master Lease is not a single lease but rather multiple severable leases, each of which can be assumed or rejected independently, in which case underperforming leases related to properties we own that are subject to the Master Lease could be rejected by the Tenant while tenant-favorable leases are allowed to remain in place.

•	If we do not qualify to be taxed as a REIT, or fail to remain qualified to be taxed as a REIT, we will be subject to U.S. federal income tax as a regular corporation and could face a substantial tax liability, which would have an adverse effect on our business, financial condition and results of operations.

Conflicts of Interest

Following the Formation Transactions and this offering, our single outstanding Class B share, representing a majority of the voting power of our shares, will be owned by MGM, whose interests may differ from or conflict with the interests of our other shareholders. MGM will have the ability to exercise control over our affairs, including control over the outcome of all matters submitted to our shareholders for approval, such as the election of directors and significant transactions. MGM will also have the power to prevent or cause a change in control as a result of its beneficial ownership of our Class B share, which could, among other things, discourage a potential acquirer from attempting to obtain control of us in a manner that provides a control premium to any shareholders other than MGM. Moreover, in such a change of control, shareholders are not entitled to dissenters’ rights of appraisal under our operating agreement or applicable Delaware law. As a result, unless and until MGM and its controlled affiliates’ (excluding us and our subsidiaries) aggregate beneficial ownership of the combined economic interests in MGP and the Operating Partnership falls below 30%, MGM will be able to effectively control us.

Our operating agreement will provide that whenever a potential conflict of interest exists or arises between MGM or any of its affiliates (other than the Company and its subsidiaries), on the one hand, and the Company or any of its subsidiaries, on the other hand, any resolution or course of action by our board of directors in respect of such conflict of interest (including any action that would result in us no longer qualifying as a REIT) shall be permitted and deemed approved by all of our shareholders, and shall not constitute a breach of our operating agreement, of any limited liability company or other governing agreement of any of our affiliates, of any agreement contemplated by our operating agreement or any governing agreement of any of our affiliates, or of any duty under our operating agreement or existing at law, in equity or otherwise, if the resolution or course of action is or, by operation of our operating agreement, is deemed to be, fair and reasonable to the Company. A resolution or course of action will be conclusively deemed fair and reasonable to the Company if such resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) determined by our board of directors to be fair and reasonable to the Company or (iii) approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares (excluding voting shares owned by MGM and its affiliates); provided, however, that our operating agreement will provide that any Threshold Transaction, shall be permitted only if (i) Special Approval is obtained or (ii) such transaction is approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding voting shares (excluding voting shares owned by MGM and its affiliates).

In connection with any Special Approval, the conflicts committee shall have the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties. Such engagement shall not require approval of the entire board of directors. We will agree to provide appropriate funding, as determined by the conflicts committee for (i) compensation for independent counsel and other advisors retained by the conflicts committee, and (ii) ordinary administrative expenses of the conflicts committee that are necessary or appropriate in carrying out its duties.

Our board of directors and any conflicts committee (in connection with any Special Approval) will each be authorized in connection with its resolution of any conflict of interest to consider such factors as it determines in its sole and absolute discretion to be relevant, reasonable or appropriate under the circumstances. Our board of directors will be authorized but not required in connection with its resolution of any conflict of interest to seek Special Approval of such resolution, and our board of directors may also adopt a resolution or course of action that has not received Special Approval. The failure to seek Special Approval by our board of directors will not be deemed to indicate that a conflict of interest exists or that Special Approval could not have been obtained.

In addition, our operating agreement will provide that, to the fullest extent permitted by the Limited Liability Company Act of Delaware (the “Delaware LLC Act”), the existence of the conflicts of interest described in or contemplated by this Registration Statement are approved, and all such conflicts of interest are waived, by all shareholders and shall not constitute a breach of our operating agreement or any duty existing at law or otherwise.

No Fiduciary Duties

Our operating agreement will provide that our directors and officers, MGM and its affiliates and any other person eligible for indemnification under the terms of our operating agreement do not have any duties or liabilities, including fiduciary duties, to the fullest extent permitted by law, to MGP, any shareholder or any other person bound by our operating agreement. The provisions of our operating agreement, to the extent that they restrict or otherwise modify or eliminate the duties and liabilities, including fiduciary duties, of our directors and officers, MGM and its affiliates and any other indemnified person existing at law or in equity, will be deemed agreed by the shareholders to replace such other duties and liabilities of the directors and officers, MGM or any of its affiliates and any other indemnified person.

In addition, our operating agreement will provide that when a director or officer is acting in an individual capacity (or in his or her capacity as a director or officer of MGM or any affiliate of MGM), as opposed to in such director’s or officer’s capacity as a director or officer of MGP, he or she is entitled, to the fullest extent permitted by law, to make such determination or to take or not take such action free of any duty (including any fiduciary duty) or obligation to us or our shareholders whatsoever and such director or officer will not, to the fullest extent permitted by law, be required to act pursuant to any other standard imposed by our operating agreement, any other agreement contemplated thereby or under the Delaware LLC Act or any other law, rule or regulation or at equity.

Whenever our board of directors (or any committee thereof) or any other person entitled to indemnification under our operating agreement is permitted to or required to make a decision in its “sole discretion” or “discretion” or that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, then our board of directors (or such committee thereof) or such indemnitee, as appropriate, will, to the fullest extent permitted by law, make such decision in its sole and absolute discretion (regardless of whether there is a reference to “sole discretion” or “discretion”) and will be entitled to consider only such interests and factors as they desire, including their own interests or the interests of MGM and its affiliates, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or our shareholders and will not be subject to any different standards imposed by the operating agreement, the Delaware LLC Act, or under any other law, rule or regulation or in equity. Whenever in our operating agreement (or any other agreement contemplated thereby) or otherwise, the board of directors (or any committee thereof) or any other indemnitee, as appropriate, is permitted to or required to make a decision in its “good faith,” then for purposes of our operating agreement, the board of directors (or such committee thereof) or such other indemnitee, as appropriate, shall be conclusively presumed to be acting in good faith if such person or persons subjectively believe or believes that the decision made or not made is in the best interests of MGP.

For additional information about the modification of the fiduciary duties of our board of directors under our operating agreement, see “Risk Factors—Our operating agreement will contain provisions that reduce or eliminate duties (including fiduciary duties) of our directors, officers and others” and “Conflicts of Interest and Fiduciary Duties—No Fiduciary Duties.”

Summary Historical Financial Statements and Pro Forma Financial Information

Following the initial public offering, we will be a publicly traded, controlled REIT primarily engaged in the real property business through our investment in the Operating Partnership. Initially, the Operating Partnership’s portfolio will consist of the Properties that are owned by subsidiaries of MGM as of the date of this prospectus, which will be contributed by subsidiaries of MGM to the Operating Partnership in connection with the initial public offering. See “Basis of Presentation.” The Landlord will lease all of the Properties to the Tenant under the Master Lease. We initially expect to generate revenues by leasing the Properties to the Tenant.

The following summary financial information does not reflect the financial position or results of operations of MGP for the periods indicated. The Predecessor Financial Statements presented below were prepared by combining the financial results of the Properties expected to be owned by us at the completion of this offering. The following table should be read in conjunction with: “MGP Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Predecessor Financial Statements and notes thereto presented elsewhere herein.

The pro forma financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a publicly traded company independent from MGM during the periods presented.

	(Historical)		(Pro Forma)
(in thousands, except share and per share amounts)	For the year ended December 31, 2014	For the year ended December 31, 2015	For the year ended December 31, 2015
			(unaudited)
Statement of Operations Data:
Revenues
Rental income	$—	$—	$
Property taxes reimbursed by Tenant	—	—

Total revenues	—	—

Operating expenses
Depreciation	186,262	196,816
Property transactions, net	—	6,665
Property taxes	48,346	48,122
Property insurance	11,634	10,351
Other general and administrative	—	—

Total operating expenses	246,242	261,954

Operating income (loss)	(246,242)	(261,954)
Interest expense	—	—

Income (loss) before income taxes	(246,242)	(261,954)
Provision for income taxes	—	—

Net income (loss)	(246,242)	(261,954)
Less: Net income (loss) attributable to noncontrolling interest	—	—

Net income (loss) attributable to Class A shareholders	$(246,242)	$(261,954)	$

Class A Shares
Weighted average number of Class A shares
Basic
Diluted
Basic earnings per share			$

Diluted earnings per share			$

	(Historical)		(Pro Forma)
(in thousands, except share amounts)	As of December 31, 2014	As of December 31, 2015	As of December 31, 2015
			(unaudited)
Balance Sheet Data:
Assets
Property and equipment, net	$7,867,812	$7,793,639	$
Cash and cash equivalents	—	—

Total assets	$7,867,812	$7,793,639	$

Liabilities
Long term debt	$—	$—	$
Deferred tax liabilities	1,740,465	1,734,680

Total liabilities	1,740,465	1,734,680
Equity
Class A shares, shares authorized, shares issued and outstanding	—	—
Additional paid-in capital/net parent investment	6,127,347	6,058,959

Total shareholders’ equity	6,127,347	6,058,959
Noncontrolling interest	—	—

Total equity	6,127,347	6,058,959

Total liabilities and equity	$7,867,812	$7,793,639	$

Non-U.S. GAAP Measures

Reconciliation of FFO to Net Income

Funds from operations (“FFO”) is a financial measure that is not prepared in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) and is considered a supplement to U.S. GAAP measures for the real estate industry. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (computed in accordance with generally accepted accounting principles), excluding property transactions, net (which includes gains and losses from sales of property), plus real estate depreciation. We have defined Adjusted Funds From Operations (“AFFO”) as FFO as adjusted for amortization of financing costs, non-cash compensation expense, and the net effect of straight-line rents.

FFO and AFFO are useful supplemental performance measures to investors in comparing operating and financial results between periods. This is especially true since both measures exclude real estate depreciation and amortization expense and the Company believes that real estate values fluctuate based on market conditions rather than depreciating in value ratably on a straight-line basis over time. The Company believes such a presentation also provides investors with a more meaningful measure of the Company’s operating results in comparison to the operating results of other REITs.

FFO and AFFO do not represent cash flow from operations as defined by U.S. GAAP, should not be considered as an alternative to net income as defined by U.S. GAAP and are not indicative of cash available to fund all cash flow needs. Investors are also cautioned that FFO and AFFO, as presented, may not be comparable to similarly titled measures reported by other REITs due to the fact that not all real estate companies use the same definitions.

The following reconciles pro forma FFO and AFFO to pro forma net income (in thousands):

Pro Forma for Year Ended December 31, 2015
Net income (loss)	$
Real estate depreciation
Property transactions, net

FFO
Amortization of financing costs
Non-cash compensation expense
Net effect of straight-line rents

AFFO	$

RISK FACTORS

Our pursuit of investments in, and acquisitions or development of, additional properties (including our acquisition of the ROFO Properties) may be unsuccessful or fail to meet our expectations.

We will operate in a highly competitive industry and face competition from other REITs, investment companies, private equity and hedge fund investors, sovereign funds, lenders, gaming companies and other investors, some of whom are significantly larger and have greater resources and lower costs of capital. Increased competition will make it more challenging to identify and successfully capitalize on acquisition opportunities that meet our investment objectives. Additionally, although our Master Lease provides us with a right of first offer with respect to the ROFO Properties, there can be no assurance that the development of the ROFO Properties will be completed on schedule, or at all, or as to the timing of their commencement of operations or when operations at the ROFO Properties will stabilize in order for us to consider a purchase of one or both of these assets. In addition, MGM may elect not to sell the ROFO Properties in the future, or we may be unable to reach an agreement with MGM on the terms of the purchase of such properties if MGM were to elect to sell the ROFO Properties in the future. Accordingly, there can be no assurance that we will be able to acquire any additional properties in the future.

If we cannot identify and purchase a sufficient quantity of gaming properties and other properties at favorable prices or if we are unable to finance acquisitions on commercially favorable terms, our business, financial position or results of operations could be materially adversely affected. Additionally, the fact that we must distribute 90% of our net taxable income (determined without regard to the dividends-paid deduction and excluding any net capital gains) in order to maintain our qualification as a REIT may limit our ability to rely upon rental payments from our leased properties or subsequently acquired properties in order to finance acquisitions. As a result, if debt or equity financing is not available on acceptable terms, further acquisitions might be limited or curtailed.

Investments in and acquisitions of gaming properties and other properties we might seek to acquire entail risks associated with real estate investments generally, including that the investments’ performance will fail to meet expectations, that the cost estimates for necessary property improvements will prove inaccurate or that the tenant, operator or manager will underperform. Real estate development projects present other risks, including construction delays or cost overruns that increase expenses, the inability to obtain required zoning, occupancy and other governmental approvals and permits on a timely basis, and the incurrence of significant development costs prior to completion of the project.

Further, even if we were able to acquire additional properties in the future, including the ROFO Properties, there is no guarantee that such properties would be able to maintain their historical performance, or that we would be able to realize the same margins from those properties as the previous owners. In addition, our financing of these acquisitions could negatively impact our cash flows and liquidity, require us to incur substantial debt or involve the issuance of substantial new equity, which would be dilutive to existing shareholders. See “—We will have future capital needs and may not be able to obtain additional financing on acceptable terms.” In addition, we cannot assure you that we will be successful in implementing our growth strategy or that any expansion will improve operating results. The failure to identify and acquire new properties effectively, or the failure of any acquired properties to perform as expected, could have a material adverse effect on us and our ability to make distributions to our shareholders.

The actual stabilized Adjusted Property EBITDA for the ROFO Properties may not be consistent with MGM’s objectives set forth in this prospectus.

MGM estimates its stabilized Adjusted Property EBITDA objective by subtracting what MGM estimates to be the asset’s stabilized operating expenses (before interest expense, income taxes (if any), depreciation and amortization) from MGM’s estimate of the asset’s stabilized cash revenue.

We caution you not to place undue reliance on the Adjusted Property EBITDA objectives for the ROFO Properties set forth in this prospectus because they are based solely on MGM’s internal estimates, including assumptions relating to gaming and other revenues and expenses. Actual stabilized Adjusted Property EBITDA from these developments may differ substantially from these objectives due to numerous factors, including market acceptance of the assets, regional competition, changes in gaming taxes and other unanticipated expenses. Furthermore, actual stabilized Adjusted Property EBITDA for these developments is subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and its management. Accordingly, the Adjusted Property EBITDA objectives of the

ROFO Properties should not be used to determine the consideration that would be paid by us in connection with any acquisition of such ROFO Property or the rent that such ROFO Property will pay to us if acquired. There can be no assurance that the actual stabilized Adjusted Property EBITDA for the ROFO Properties will be consistent with the Adjusted Property EBITDA objectives. Our actual stabilized Adjusted Property EBITDA for these developments may vary from the Adjusted Property EBITDA objectives and such differences may be material. The Adjusted Property EBITDA objectives for the ROFO Properties may change and we do not undertake any responsibility to update such information after the date hereof.

CERTAIN OPERATIONAL AND NON-U.S. GAAP FINANCIAL MEASURES OF MGM

In order to evaluate the business results of casino resorts, MGM monitors their net revenues and Adjusted Property EBITDA, as well as the key hotel performance indicators of occupancy rate, average daily rate (“ADR”) and revenue per available room (“REVPAR”). MGM’s calculation of ADR, which is the average price of occupied rooms per day, includes the impact of complimentary rooms. Complimentary room rates are determined based on an analysis of retail or “cash” rates for each customer segment and each type of room product to estimate complimentary rates which are consistent with retail rates. Complimentary rates are reviewed at least annually and on an interim basis if there are significant changes in market conditions. Because the mix of rooms provided on a complimentary basis, particularly to casino customers, includes a disproportionate suite component, the composite ADR including complimentary rooms is slightly higher than the ADR for cash rooms, reflecting the higher retail value of suites. REVPAR is a summary measure of hotel results, combining ADR and occupancy rate.

MGM uses Adjusted EBITDA and Adjusted Property EBITDA as the primary profit measure for its reportable segments. Adjusted EBITDA is a measure defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, and property transactions, net. Adjusted Property EBITDA is a measure defined as Adjusted EBITDA before corporate expense and stock compensation expense related to MGM’s stock option plan, not allocated to each casino resort. Adjusted EBITDA or Adjusted Property EBITDA should not be construed as an alternative to operating income or net income, as an indicator of MGM’s performance; or as an alternative to cash flows from operating activities, as a measure of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. MGM has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA or Adjusted Property EBITDA. Also, other companies in the gaming and hospitality industries that report Adjusted EBITDA or Adjusted Property EBITDA information may calculate Adjusted EBITDA or Adjusted Property EBITDA in a different manner.

Please see Annex I for a reconciliation of MGM’s Adjusted EBITDA and Adjusted Property EBITDA to net income (loss) and of MGM’s operating income (loss) to Adjusted Property EBITDA and Adjusted EBITDA, all as reported by MGM. We are unable to provide a reconciliation of estimated or targeted stabilized Adjusted Property EBITDA to estimated net income or operating income for future development projects as a result of the uncertainty regarding, and the potential variability of, start-up and related expenses, depreciation and amortization expense and other expenses, that are expected to be incurred in the future.

ANNEX I

UNAUDITED RECONCILIATION OF NON-U.S. GAAP MEASURES OF MGM

The following table presents a reconciliation of MGM’s Adjusted EBITDA to net income (loss), each as reported by MGM:

	Year Ended
	December 31, 2013	December 31, 2014	December 31, 2015
	(In thousands)
Adjusted EBITDA	$2,124,581	$2,219,562	$2,238,920
Preopening and start-up expenses	(13,314)	(39,257)	(71,327)
Property transactions, net	(124,761)	(41,002)	(1,503,942)
Depreciation and amortization	(849,225)	(815,765)	(819,883)

Operating income	1,137,281	1,323,538	(156,232)

Non-operating income (expense):
Interest expense, net of amounts capitalized	(857,347)	(817,061)	(797,579)
Other, net	(217,744)	(95,591)	(92,432)

	(1,075,091)	(912,652)	(890,011)

Income before income taxes	62,190	410,886	(1,046,243)
Provision for income taxes	(20,816)	(283,708)	6,594

Net income (loss)	41,374	127,178	(1,039,649)
Less: Net income attributable to noncontrolling interests	(213,108)	(277,051)	591,929

Net income (loss) attributable to MGM Resorts International	$(171,734)	$(149,873)	$(447,720)

The following tables present reconciliations of MGM’s operating income (loss) to Adjusted Property EBITDA and Adjusted EBITDA, each as reported by MGM:

	Year Ended December 31, 2015
	Operating Income (Loss)	Preopening and Start-up Expenses	Property Transactions, Net	Depreciation and Amortization	Adjusted EBITDA
	(In thousands)
Bellagio	$303,858	$—	$1,085	$90,442	$395,385
MGM Grand Las Vegas	206,896	—	110	73,260	280,266
Mandalay Bay	120,142	—	3,599	79,733	203,474
The Mirage	66,069	115	1,729	44,562	112,475
Luxor	49,369	(2)	94	37,708	87,169
New York-New York	81,618	(74)	4,931	19,982	106,457
Excalibur	67,545	—	111	14,591	82,247
Monte Carlo	55,594	—	3,219	27,149	85,962
Circus Circus Las Vegas	27,305	280	21	15,639	43,245
MGM Grand Detroit	131,016	—	(36)	23,999	154,979
Beau Rivage	62,613	—	(5)	26,235	88,843
Gold Strike Tunica	34,362	—	221	11,440	46,023
Other resort operations	2,975	—	—	466	3,441

Wholly owned domestic resorts	1,209,362	319	15,079	465,206	1,689,966

MGM China	(1,212,377)	13,863	1,472,128	266,267	539,881
Other unconsolidated resorts	254,408	3,475	—	—	257,883
Management and other operations	27,395	1,179	1,080	7,765	37,419

	278,788	18,836	1,488,287	739,238	2,525,149

Stock compensation	(32,125)	—	—	—	(32,125)
Corporate	(402,895)	52,491	15,655	80,645	(254,104)

	$(156,232)	$71,327	$1,503,942	$819,883	$2,238,920

	Year Ended December 31, 2014
	Operating Income (Loss)	Preopening and Start-up Expenses	Property Transactions, Net	Depreciation and Amortization	Adjusted EBITDA
	(In thousands)
Bellagio	$304,144	$—	$900	$88,658	$393,702
MGM Grand Las Vegas	174,297	197	(667)	81,027	254,854
Mandalay Bay	95,449	1,133	2,307	76,737	175,626
The Mirage	57,338	452	2,464	49,900	110,154
Luxor	31,801	2	432	37,849	70,084
New York-New York	75,360	732	427	18,586	95,105
Excalibur	52,915	—	500	14,804	68,219
Monte Carlo	48,937	1,507	290	21,046	71,780
Circus Circus Las Vegas	8,135	85	61	15,334	23,615
MGM Grand Detroit	118,755	—	2,728	23,315	144,798
Beau Rivage	43,152	—	1,000	26,109	70,261
Gold Strike Tunica	27,460	—	392	12,480	40,332
Other resort operations	(2,318)	—	336	1,759	(223)

Wholly owned domestic resorts	1,035,425	4,108	11,170	467,604	1,518,307

MGM China	547,977	9,091	1,493	291,910	850,471
Other unconsolidated resorts	62,919	917	—	—	63,836
Management and other operations	26,152	359	415	9,058	35,984

	1,672,473	14,475	13,078	768,572	2,468,598

Stock compensation	(28,372)	—	—	—	(28,372)
Corporate	(320,563)	24,782	27,924	47,193	(220,664)

	$1,323,538	$39,257	$41,002	$815,765	$2,219,562

	Year Ended December 31, 2013
	Operating Income (Loss)	Preopening and Start-up Expenses	Property Transactions, Net	Depreciation and Amortization	Adjusted EBITDA
	(In thousands)
Bellagio	$261,321	$—	$470	$96,968	$358,759
MGM Grand Las Vegas	149,602	—	2,220	84,310	236,132
Mandalay Bay	78,096	1,903	2,823	84,332	167,154
The Mirage	63,090	—	4,722	49,612	117,424
Luxor	21,730	802	2,177	36,852	61,561
New York-New York	65,006	—	3,533	20,642	89,181
Excalibur	49,184	—	69	14,249	63,502
Monte Carlo	45,597	791	3,773	18,780	68,941
Circus Circus Las Vegas	(1,596)	—	1,078	17,127	16,609
MGM Grand Detroit	135,516	—	(2,402)	22,575	155,689
Beau Rivage	38,015	—	(260)	29,182	66,937
Gold Strike Tunica	22,767	—	1,330	13,390	37,487
Other resort operations	(21,951)	—	23,018	2,243	3,310

Wholly owned domestic resorts	906,377	3,496	42,551	490,262	1,442,686

MGM China	501,021	9,109	390	303,589	814,109
Other unconsolidated resorts	68,322	507	—	—	68,829
Management and other operations	13,749	189	4	11,835	25,777

	1,489,469	13,301	42,945	805,686	2,351,401

Stock compensation	(26,112)	—	—	—	(26,112)
Corporate	(326,076)	13	81,816	43,539	(200,708)

	$1,137,281	$13,314	$124,761	$849,225	$2,124,581

ANNEX II

CALCULATION OF MGM HISTORICAL CORPORATE RENT COVERAGE RATIO(1)

The following table presents the formulation used to calculate MGM’s corporate rent coverage ratio.

	Year Ended December, 31
	2013	2014	2015
Adjusted EBITDA related to:
Wholly owned domestic resorts	$1,442,686	$1,518,307	$1,689,966
Management and other operations	25,777	35,984	37,419
Corporate (excluding stock-based compensation)	(200,708)	(220,664)	(254,104)

	$1,267,755	$1,333,627	$1,473,281

Corporate Rent Coverage Ratio excluding dividends and distributions received by MGM	2.3x	2.4x	2.7x
Dividends and distributions received by MGM(2):
CityCenter	—	—	200,000
MGM China	312,225	389,739	304,159
Grand Victoria	16,275	15,450	16,850
Borgata	—	—	14,094

	$328,500	$405,189	$535,103

	$1,596,255	$1,738,816	$2,008,384

Corporate Rent Coverage Ratio	2.9x	3.2x	3.7x

(1)	MGM’s Corporate Rent Coverage Ratio is calculated by dividing (a) the sum of Adjusted EBITDA as reported by MGM related to wholly owned domestic resorts, management and other operations, and corporate (excluding stock-based compensation), plus dividends and distributions received by MGM from unconsolidated affiliates and MGM China, by (b) year one rent under the Master Lease of $550.0 million.
(2)	Represents special and ordinary dividends and other cash distributions actually received by MGM from unconsolidated affiliates and MGM China for the periods indicated. Dividends and distributions are made at the discretion of each relevant entity’s board of directors or similar body, and depend on several factors, including financial position, results of operations, cash flows, capital requirements, debt covenants, and applicable law, among others. Accordingly, historical dividends and distributions may not be indicative of future dividends or distributions and should not be relied upon as an indicator of MGM’s corporate rent coverage ratio for future periods.

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